OPTION AGREEMENT

dated May 11, 2010

by, between and among

Oreon Rental Corporation

and

Desert Discoveries, LLC

OPTION AGREEMENT

This OPTION AGREEMENT ("**Agreement**") is entered into effective as of the 11th day of May, 2010 ("**Effective Date**"), in Carson City, Nevada by, between and among Oreon Rental Corporation, a Nevada corporation ("**Buyer**") and Desert Discoveries, LLC, a Nevada limited liability company (the "**Seller**") Buyer and Seller are the only parties to this Agreement and are at times referred to herein singly as a "**Party**" and collectively as the "**Parties**"

WHEREAS, Seller, pursuant to the Parties' January 4, 2010 Memorandum of Understanding, and conditioned upon timely and complete satisfaction of all conditions precedent detailed therein and/or herein, has agreed to grant to Buyer during the period ending on or before March 4, 2011 (as such may be shortened or extended in accordance with the terms hereof) (the "**Term**") the exclusive, irrevocable and unfettered right and option to purchase Seller's rights, title and interest in and to the Gabbs Lease and Kibby Flats Leases (as both are defined herein and described in the Exhibit A attached hereto), as well as certain other assets of Seller as are described in Section 1.2(b) of this Agreement (collectively, the "**Assets**"); and

WHEREAS, the Parties desire that Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from Seller, all of Seller's rights, title and interest in and to the Assets, upon the terms and subject to the conditions of this Agreement

In consideration of the above recitals, the mutual covenants, agreements and promises of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchase and Sale of the Assets Upon the terms and subject to the conditions of this Agreement, at Closing (as defined in Article IX), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's rights, title and interest in and to the Assets

1.2 Purchase Price

(a) In consideration of (and conditioned upon and subject to):

(i) the payment by Buyer to Seller of seventy-five thousand US dollars ($75,000 USD) on or before January 20, 2010 (the "**Signing Fee**"), the prior receipt of which is hereby confirmed and acknowledged by Seller;

(ii) the payment by Buyer to Seller of an additional two hundred twenty-five thousand US dollars ($225,000 USD) upon execution of this Agreement by Buyer and Seller (the "**Option Fee**"), of which amount Seller acknowledges already having received $25,000 from Buyer, which $25,000 will be applied by Seller against the Option Fee (it being acknowledged and agreed that an additional amount of $25,000 has also been paid by Buyer to Seller that will not be applied against the Option Fee);

(iii) the payment by Buyer to Seller via an escrow account established ("**Escrow Account**") with Bay Area Escrow Services ("**Escrow Holder**") of an additional one hundred fifty thousand US dollars ($150,000 USD) on or before June 4, 2010;

(iv) the payment by Buyer to Seller via the Escrow Account with Escrow Holder of an additional two hundred fifty thousand US dollars ($250,000 USD) on or before October 4, 2010;

(v) the payment by Buyer to Seller via the Escrow Account with Escrow Holder of an additional two hundred thousand US dollars ($200,000 USD) on or before January 4, 2011, and

(vi) Buyer's material, full and timely performance and satisfaction of each and every one of its obligations herein, from the Effective Date through Closing.

Seller hereby grants to Buyer during the Term, the exclusive, irrevocable and unfettered right to purchase 100% of Seller's rights, title and interest in and to the Assets for one hundred thousand US dollars ($100,000 USD) (the "**Purchase Price**") Buyer may and shall only exercise the Option by delivering to Seller a written "Notice of Exercise" in the form attached hereto as Exhibit 1.2(a) no less than thirty (30) calendar days before the end of the Term The Notice of Exercise must identify the date upon which Buyer's acquisition of the Assets shall become effective ("**Closing Date**") The Closing Date must occur, if ever, prior to the end of the Term

(b) It is understood and agreed that, in addition to the leasehold interests described on Exhibit "A" attached to this Agreement, the Assets to be conveyed to Buyer hereunder shall, to the extent held by Seller, if any or at all, include the following:

(i) Any rights, titles and interests of Seller in and to, or otherwise derived from, all oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, designations and/or orders and in and to the properties covered and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the leases and lands described in the attached Exhibit "A" (the "**Units**");

(ii) Any rights, titles and interests of Seller in and to all production sales contracts, operating agreements, and other agreements and contracts which relate to any of the leases or lands described in the attached Exhibit "A" (the "**Contracts**");

(iii) Any rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, saltwater disposal facilities, injection facilities, compression facilities, gathering systems, and other equipment) located upon or used in connection with the exploration, development, operation or maintenance of the relating to the leases and lands described in the attached Exhibit "A" (the "**Personal Property**"), and in and to all permits and licenses (including, without limitation, all environmental and other governmental permits, licenses and authorizations), rights of way, easements, and other rights of surface use, water rights, and other rights and interests used in connection with the exploration, development, operation or maintenance of relating to the leases and lands described in the attached Exhibit "A" ("**Appurtenant Rights**"), and

(iv) Any files, data and records of Seller directly pertaining to the ownership and/or operation of the leases and lands described in the attached Exhibit "A", Units, Contracts, Personal Property, Appurtenant Rights and other interests described in (i) through (iii) above, including

lease files; land files; well files; contract files; gas processing files; division order files, abstracts; title records, title opinions; land surveys; logs; maps; engineering data and reports; technical evaluations and technical outputs; production records; severance tax records; ad valorem tax records; environmental records and regulatory and regulatory compliance records; marketing records; correspondence files; geological, geophysical and seismic records, surveys, data and information; gravity maps; electric logs; production accounting records; and other books, records, data, information, files and accounting records of Seller which pertain to such interests

(c) The aggregate payments to the Escrow Account of $600,000 required by Sections 1 2(a)(iii), (iv), and (v) (collectively, the "**Part One Work Plan Funds**") shall be held and used exclusively for the expenditures provided for in the Part One Work Plan set forth as and in Exhibit 1 2(c) hereto The Parties shall approve and execute reasonable and appropriate escrow instructions to Escrow Holder that direct Escrow Holder to pay out funds from the Escrow Account for each and every expense provided for in the Part One Work Plan (but only for such expenses) within three (3) business days of written request from Seller to do so

(d) During the Term, and in addition to all other sums required or contemplated herein, Buyer shall, within five (5) business days of Seller's written request, reimburse Seller, for sums up to, but not exceeding, $40,000 00, for which Seller is invoiced by Rutledge Law Center Ltd ("**Rutledge**") for work done by that firm at Seller's direction to further the underlying transactions and/or to effectuate or further memorialize them (including, but not limited to, revisions to this Agreement, the preparation of the Joint Operator Agreement, the general terms and condition of which are set forth in Exhibit 1 2(d) hereof, and preparation of and revisions to the Part One Work Plan) This reimbursement obligation shall not in any way alter the attorney-client relationship, privileges or protections between Rutledge and Seller, and Buyer recognizes and acknowledges that, despite this reimbursement requirement, Rutledge is not Buyer's attorney and does not owe Buyer any fiduciary or other duty

(e) As additional consideration for the Option, on or before July 4, 2010, Buyer shall issue in Seller's name and deposit with Seller or Seller's designee the following securities (in all cases, the number of shares set forth below reflect the number of shares after the Stock Split (as hereinafter defined), and any such shares issued prior to the Stock Split shall be issued in an amount equal to 1/70th of the amount set forth below):

(i) three common stock certificates for an aggregate one million five hundred thousand (1,500,000) shares of restricted common stock, $0 00001 par value per share ("**Common Stock**"), in Buyer (the "**Shares**"), issued in equal denominations of 500,000 Shares each; and

(ii) a warrant certificate for common stock purchase warrants entitling Seller to purchase at any time during five (5) years from the Effective Date one million six hundred thousand (1,600,000) shares of Common Stock for seventy-five cents US ($0 75 USD) per share, subject to vesting, as provided for below (the "**Warrants**")

Neither the Shares or Warrants nor the securities issuable upon the exercise of the Warrants shall be registered under the Securities Act of 1933, as amended (the "**Act**"), or any state securities laws, and neither such securities nor any interest therein may be offered, sold, assigned or otherwise transferred unless (1) a registration statement with respect thereto is effective under the Act and any applicable state securities laws, or (2) an exemption from such registration exists and the Buyer receives an opinion of counsel to the holder of such securities that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Act or

applicable state securities laws The Shares and Warrants shall be further subject to the following restrictions on transfer and exercise, respectively

500,000 of the Shares shall become transferrable, and 500,000 of the Warrants shall become exercisable, on July 4, 2010;

500,000 of the Shares shall become transferrable, and 500,000 of the Warrants shall become exercisable, on January 4, 2011; and

500,000 of the Shares shall become transferrable, and 600,000 of the Warrants shall become exercisable, on July 4, 2011

The deadline for issuance of the Shares and Warrants to Seller may be extended by Buyer, at its option, from July 4, 2010 to August 4, 2010, by giving written notice to Seller on or before July 4, 2010 and the payment therewith to Seller of a non-refundable extension fee of twenty-five thousand US dollars ($25,000 USD) The deadline for issuance of the Shares and Warrants to Seller may be further extended on a month-to-month basis thereafter during the Term by similarly giving written notice to Seller on or before the date of the last extended deadline and the payment therewith of a non-refundable extension fee of twenty-five thousand US dollars ($25,000 USD) for each one-month extension period The foregoing notwithstanding, Seller must issue the Shares and Warrants on or before July 4, 2010, unless not permitted to do so by governing law, rule or regulation

(f) The one hundred thousand US dollars ($100,000 USD) to be paid to Seller at and as part of Closing shall be distributed by Seller to its members according to said members' then-current, respective membership interests in Seller and pursuant to Seller's then-binding operating agreement In connection therewith, Buyer shall, and Seller shall cause High Sierra Exploration, LLC and Nancy Fagen to, singly and collectively in good faith negotiate a joint operator agreement (the "**Joint Operator Agreement**") Buyer shall cause a draft of the Joint Operator Agreement to be prepared and circulated amongst the parties within twenty (20) days of the date of execution of this Agreement Seller shall cause High Sierra Exploration, LLC and Nancy Fagen to return a redlined draft of the Joint Operator Agreement to Buyer containing their respective comments thereto within ten (10) days of Seller's receipt of Buyer's first draft of the Joint Operator Agreement Buyer shall, and Seller shall cause High Sierra Exploration, LLC and Nancy Fagen to. endeavor in good faith to agree upon and execute a final Joint Operator Agreement not later than July 4, 2010 If, despite such good faith efforts and not as a result of any delay on the part of Seller, High Sierra Exploration, LLC or Nancy Fagen with respect to the agreement upon terms and execution of the Joint Operator Agreement, the parties are unable to agree upon and execute a final Joint Operator Agreement on or before July 4, 2010, then the deadline for execution and delivery of the Joint Operator Agreement may be extended by Buyer, at its option, from July 4, 2010 to August 4, 2010, by giving written notice to Seller on or before July 4, 2010 and the payment therewith to Seller of a non-refundable extension fee of twenty-five thousand US dollars ($25,000 USD) The deadline for execution and delivery of the Joint Operator Agreement may be further extended by Buyer on a month-to-month basis thereafter during the Term by similarly giving written notice to Seller on or before the date of the last extended deadline and the payment therewith of a non-refundable extension fee of twenty-five thousand US dollars ($25,000 USD) for each one-month extension period The extension fee(s) provided for in this Section 1 2(f) are distinct from the extension fee(s) that may become due under the immediately preceding Section 1 2(e)(ii)

High Sierra and Fagen shall respectively and collectively segregate, use and apply their respective portions of the $100,000 distributed to same by Seller exclusively for costs related to the endeavors and expenses detailed in the contemplated "Part Two Work Plan" to be appended to (and made a part of) the Joint Operator Agreement

(g) Buyer has advised Seller that it intends to effect the following transactions, upon obtaining all necessary corporate and regulatory approvals (the "**Corporate Transactions**"):

(i) Buyer will change its corporate name to "American Liberty Petroleum Corp", and

(ii) Buyer will effect a 70-for-1 forward split of its Common Stock (the "**Stock Split**")

ARTICLE II
TERM

2 1 This Agreement's term begins on the Effective Date and ends on March 4, 2011 (as such may be shortened or extended in accordance with the terms hereof) (the "**Term**") Notwithstanding the foregoing, the Term shall automatically and immediately expire without any action or notice required of either Party if and when any payment due hereunder to Seller pursuant to Section 1 2(a) or the Stock or Warrants required to be delivered herein are not timely delivered In such event, and provided that Seller is not breach of any of its obligations under this Agreement, all cash payments, Stock, and Warrants received by Seller prior to such expiration shall be retained by Seller as compensation for the Option provided for herein, and, with regard to said Stock, shall remain entirely marketable and saleable (and, with regard to said Warrants, shall continue to be fully exercisable and transferrable (to the extent permitted by law)) after the Term

ARTICLE III
SELLER AS ASSET OPERATOR

3 1 Seller is, and until Closing (as defined in Article IX hereof) shall remain, the sole operator ("**Operator**") in charge of and responsible for all endeavors memorialized in the "**Part One Work Plan**" set forth in Exhibit 1.2(c) hereto and hereby approved by the Parties as to form and content Seller shall, to the best of its abilities and subject to Buyer's timely and complete payment of the Part One Work Plan Funds, promptly carry out the endeavors memorialized in the Part One Work Plan

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

4 1 Representations, Warranties and Covenants of Seller Seller hereby represents, warrants and covenants to Buyer that, as of the Effective Date and continuing through and as of Closing:

(a) Seller's entry into this Agreement does not violate any agreement with, or rights of, any other Party, and no other person or entity has any preferential right to purchase all or any portion of the Assets contemplated to be conveyed to Buyer under the terms of this Agreement;

(b) Seller shall honor and timely, properly and completely fulfill every obligation imposed upon it herein;

(c) Seller holds any and all rights necessary to perform its obligations under this Agreement;

(d) Seller knows of no pending litigation adversely affecting its rights in and/or to the Assets,

(e) There is an abandoned or partially abandoned well located on the lands underlying the Gabbs Lease that was drilled by a former lessee of such property;

(f) Seller is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to carry on its business in the jurisdictions where the Assets are located;

(g) Seller has the corporate power and authority to enter into this Agreement and perform its obligations under this Agreement and the transactions contemplated hereby The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated herein. will not: (a) violate or conflict with any provision of the operating agreement or other organizational documents of Seller; (b) violate or conflict with any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound; (c) violate or conflict with any judgment, order, ruling, or decree applicable to Seller as a party in interest; (d) violate or conflict with any law, rule or regulation applicable to Seller; or (e) result in the creation or imposition of any lien, charge or other encumbrance upon the Assets that is not discharged at Closing.

(h) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy;

(i) Each party shall be responsible for any broker's or finder's fees incurred by such party with respect to the matters provided for herein;

(j) Seller has "Defensible Title" to the Assets As used herein, the term "**Defensible Title**" means such right, title and interest that, except for "Permitted Encumbrances" (as defined below and disclosed, to the extent applicable, in the attached Exhibit A): (i) entitles Seller to receive. from its record title ownership in such Assets, not less than the interests set forth in Exhibit A with respect to all of the oil, gas, and hydrocarbon minerals produced, saved and marketed from each unit or well. as the case may be, drilled on the land underlying the Assets subsequent to Closing, without reduction. suspension or termination throughout the productive life of such Assets, except as expressly noted in Exhibit A: (ii) obligates Seller to bear no more than the percentage set forth in Exhibit A as the "Working Interest" or "WI" with respect to all of the costs and expenses relating to the operations on and the maintenance and development of each unit or well as the case may be, drilled on the land underlying the Assets subsequent to Closing, without increase throughout the productive life of such Assets, except as expressly noted in Exhibit A; and (iii) is free and clear of all material liens, mortgages, pledges, claims, charges, options. calls on production, preferential purchase rights, requirements for consent to assignment which would apply to the transactions contemplated hereby and other encumbrances and title defects As used herein the term "**Permitted Encumbrances**" means: (i) lessors' royalties, overriding royalties, reversionary interests and similar burdens (including calls on production or the right of a lessor to take production in kind) affecting a leasehold interest if the net cumulative effect of such burdens does not operate to reduce the interest of Seller with respect to all oil and gas produced from any units or wells below the NRI set forth in Exhibit A for such units or wells, (ii) division orders and sales contracts terminable without penalty upon no more than 30 days' notice to the Buyer of production; (iii) materialman's, mechanic's. repairman's, employee's. contractor's, operator's, tax. and other similar liens or charges arising in the ordinary course of business for obligations that are not yet due; and (iv) easements, rights-of-way, servitudes, permits, surface leases and other rights of third parties in respect of surface operations, to the

extent same do not have a material adverse affect on any of the Assets and/or the use and enjoyment thereof

(k) (i) there is no suit, action, investigation, hearing, or other proceeding against Seller or otherwise involving the Assets that adversely affect any of the Assets, including, without limitation, Seller's title thereto, the value thereof, operations thereon, or the marketing of production therefrom;

(ii) there is no suit, action, investigation, hearing, or other proceeding pending against Seller that affect the ability of Seller to perform its obligations under this Agreement or that could prevent, delay or hinder the consummation of the transactions contemplated hereby; and

(iii) Seller has not received any notice that it has been charged with any violation of any Legal Requirement (as defined below), which violation might reasonably be expected to adversely affect any of the Assets, and no third party has been charged with any violation of any Legal Requirement which violation might reasonably be expected to materially adversely affect the Assets

As used herein, "**Legal Requirement**" means any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, permit or authorization issued by, any Governmental Authority For purposes of this Agreement, the term "**Governmental Authority**" includes the United States, any state, county, city, tribal, political subdivision, agency, department, commission, board, bureau or instrumentality in which the Assets are located or which properly and legally exercises jurisdiction over any of the Assets or the Parties

(l) The documents and instruments creating or giving rise to the Assets and all agreements, contracts, easements, rights-of-way and other surface use rights, and all governmental and tribal licenses, permits, approvals and other authorizations necessary to own, maintain and operate the Assets in compliance with applicable laws and in the manner in which they have historically been owned, maintained and operated (all such documents and instruments being herein referred to collectively as the "**Basic Documents**"), are in full force and effect and no breach or default exists thereunder, except where the breach or default would not have a material adverse effect upon the value of the Assets The Basic Documents: (a) do not subject all or any portion of the Assets to any tax partnership or to any obligation requiring a partnership income tax return to be filed under the application of Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute, and Seller has complied with all conditions necessary to maintain a valid election to be excluded from said Subchapter K; and (b) if assumed by Buyer at Closing would not subject Buyer to any area of mutual interest, non-competition or similar provision restricting Buyer from independently conducting operations in any geographic area, except where such subjection to any tax partnership or restriction on Buyer's independent operation would not have a material adverse effect upon the value of the Assets Neither Seller nor any other party to the Basic Documents: (i) is in breach or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder; or (ii) has given or threatened to give notice of any default under, has made or threatened inquiry into any possible default under, or begun or threatened action to alter, terminate, rescind or procure a judicial reformation of, any Basic Document or any provision thereof, except where such breach or default or judicial reformation would not have a material adverse effect upon the value of the Assets

(m) Seller has obtained all material permits, licenses and other authorizations required by any Governmental Authority to own and operate the Assets; all such authorizations are in full force and effect, and no material violations exist thereunder No proceeding is pending or threatened relating to the

challenging, revocation or limitation of any such permit, license or other authorization. except where such challenging, revocation or limitation would not have a material adverse effect on the value of the Assets

(n) (i) the Assets do not violate any order or requirement of any Governmental Authority or any environmental laws, nor are there any agreements or contracts covering any of the Assets or conditions existing on or resulting from the operations of the Assets that may give rise to any on-site or off-site surface restoration or remedial obligations under any environmental laws or any such agreements or contracts, except where such violation or agreements or contracts would not have a material adverse effect on the value of the Assets;

(ii) without limitation of clause (i) above, the Assets are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court, any applicable tribal authority or any other Governmental Authority, except where such violation or subjection would not have a material adverse effect on the value of the Assets;

(iii) during the term of Seller's ownership of the Assets (and prior thereto to the knowledge of Seller), all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the Assets, have been duly obtained or filed, and Seller is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations, except where the failure to obtain or file or noncompliance would not have a material adverse effect on the value of the Assets; and

(iv) during the term of Seller's ownership of the Assets (and prior thereto to the knowledge of Seller), no hazardous substance or solid waste has been disposed of or otherwise released (including, without limitation, discharges or releases into pits) and there has been no threatened release of any hazardous substances or solid waste on, to or as a result of the Assets (including the land covered by the Assets or on which any of the Assets are situated) except in compliance with environmental laws, and there are no storage tanks or other containers on or under any of the Assets from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment, except where such disposal or release would not have a material adverse effect on the value of the Assets

(o) Seller has not failed to make available to Buyer any information or knowledge of any fact relating to the Assets or the transactions contemplated hereby which might reasonably be expected to affect the Assets materially and adversely Seller has made and will continue to make available to Buyer all reports, documents and other materials of Seller related to the Assets, and the information contained therein is true and complete and has been prepared in accordance with standards generally accepted standards in the domestic petroleum industry

(p) Seller further represents and warrants as follows:

(i) Seller is purchasing the Shares and the Warrants for its own account and not with a view to resale or redistribution in a manner which would require registration under the Act, or any state securities laws, or for sale in connection with a "distribution," as that term is used in Section 2(11) of the Act, of the Shares or the Warrants

(ii) Seller understands that neither the Shares or the Warrants have been registered under the Act or the securities laws of any state, and they may not be disposed of in

whole or in part in the absence of registration under the Act or any state securities laws, unless an exemption from registration is available

(iii) Seller understands that it may never be able to sell or dispose of such securities and may thus have to bear the risk of investment in such securities for a substantial period of time Seller has adequate means of providing for his current and future contingencies and has no need for liquidity with regard to its investment in the Shares and Warrants

(iv) Seller has been informed and understands that the Shares and the Warrants (and any shares of common stock issuable upon exercise of such Warrants). upon issue, will have such restrictive legends as are required by law

(v) Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares and Warrants and making an informed decision with respect to the purchase of the Shares and Warrants Seller is not relying upon any representation or warranty by Seller with respect to the value of the Shares or the Warrants. and accordingly no such representations or warranties are made

(vi) Seller has had an opportunity to ask questions of and receive satisfactory answers from Seller, or any person or persons acting on Seller's behalf, concerning the terms and conditions of this investment. and all such questions have been answered to the full satisfaction of Seller Buyer files periodic reports with the SEC, all of which are available online through the SEC's website (www sec gov)

4 2 Representations, Warranties and Covenants of Buyer Buyer hereby represents, warrants and covenants to Seller, effective the date hereof and through and as of Closing, that:

(a) Buyer's entry into this Agreement does not violate any agreement with, or rights of, any other party;

(b) Buyer shall honor and timely, properly and completely fulfill every obligation imposed upon it herein;

(c) Buyer's signatory hereto has complete, lawful power to bind Buyer;

(d) Buyer holds any and all rights necessary to perform its obligations under this Agreement:

(e) Buyer has and, at Closing, will have, only one class of stock;

(f) Buyer's stock is publicly traded and it is, accordingly, a "reporting issuer" with the SEC;

(g) Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement;

(h) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada,

(i) Buyer has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby The execution. delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby. will not violate or conflict with

(i) any provision of the articles of incorporation, other organizational documents, or bylaws of Buyer, (ii) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; (iii) any judgment, order, ruling, or decree applicable to Buyer as a party in interest; or (iv) any law, rule or regulation applicable to Buyer;

(j) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer This Agreement has been duly executed and delivered on behalf of Buyer, and at Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy;

(k) There is no action, suit, proceeding, claim or, to Buyer's knowledge, investigation pending or, to Buyer's knowledge, threatened in writing against Buyer in any court or by or before any Governmental Authority or arbitration or mediation that would impair Buyer's ability to consummate, or that would reasonably be expected to prevent, delay or hinder the consummation of the transactions contemplated hereby;

(l) The Shares and the shares of stock that result from redemption of some or all of the Warrants have been duly and validly authorized for issuance by Buyer and when issued in accordance with the terms and conditions contained herein, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights; and

(m) The Shares and the shares of stock that result from redemption of some or all of the Warrants shall be offered pursuant to: (i) a valid exemption from registration under the Securities Act of 1933, as amended; (ii) all other applicable federal and state securities or "blue sky" laws; and (iii) the applicable requirements of any stock exchange on which Buyer's common stock may be listed at the time of such issuance or transfer

ARTICLE V
PRE-CLOSING OBLIGATIONS OF SELLER

5.1 Operations From the Effective Date until termination or expiration hereof or Closing (the "**Interim Period**"), except as otherwise provided for herein or approved by Buyer, Seller shall comply with the following covenants:

(a) Seller will make available to Buyer and Buyer's Representatives for reasonable examination and copying, at Buyer's expense, at Seller's offices such accounting, tax, title, geological, geophysical, legal and other information relating to the Assets insofar as same are in the possession of Seller or hereafter acquired by Seller (including, but not limited to, information in Seller's computer databases to the extent Seller has the right to do so), to the extent not otherwise restricted pursuant to the terms of this Agreement and, subject to the consent and cooperation of the operator or other third party, will use all commercially reasonable efforts to obtain, at Buyer's expense, such additional information relating to the Assets as Buyer may reasonably request, to the extent in each case that Seller may do so without violating any obligation of confidence or other contractual commitments of Seller to a third party (and Seller shall use reasonable efforts to obtain waivers of any contractual commitments preventing such access)

(b) Except as otherwise provided herein and unless specifically waived by Buyer in writing:

(i) Seller shall maintain the Assets in a good and prudent manner and in substantially the same manner as such Assets have heretofore been maintained;

(ii) Seller shall maintain and keep the Assets in reasonably good condition and working order, ordinary wear and tear excepted, preserving the Assets in full force and effect, and shall fully and timely perform all covenants and conditions imposed upon Seller (and shall use reasonable efforts to cause all third party operators of the Assets to perform all covenants and conditions imposed on such operators) in respect of the Assets, including, but not limited to, any and all required payments;

(iii) Seller shall promptly notify Buyer of any notice or threatened notice of which Seller becomes aware relating to any default, inquiry into any possible default, or action to alter, terminate, rescind or procure a judicial reformation of any Basic Document or any provision thereof; and

(iv) Seller shall pay timely all costs and expenses incurred in connection with the Assets, except to the extent such costs and expenses are contested in good faith utilizing appropriate action

(c) Unless specifically waived by Buyer in writing, Seller shall not take any of the following actions:

(i) voluntarily permit any material rights with respect to the Assets to expire, waive or release any material rights with respect to Assets;

(ii) to the extent related to the Assets, make any material change in the character of its business and operations or otherwise conduct its business and operations other than in accordance with standard industry practice or Seller's prior business practice.

(iii) supplement, modify, or amend in any material respect any of the Basic Documents;

(iv) commence any drilling, reworking or completing or similar operations on the Assets; or

(v) encumber any of the Assets other than permitted encumbrances or acquire any additional interests in any of the Assets other than non-consent interests

(d) Seller shall give prompt written notice to Buyer of (i) any notice of default (or written allegation of default, whether disputed or denied by Seller) received or given by Seller prior to the Closing Date under any instrument or agreement relating to the Assets, or (ii) anything else that Seller is or becomes aware of that would make any representation or warranty of Seller untrue, incorrect, or misleading in any material respect

(e) Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain all authorizations and consents from applicable third parties, if any, required of Seller to permit it to consummate the transaction contemplated by this Agreement

5 2 Third Party Notices and Consents

(a) Seller shall obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from controlling Governmental Authority, and effect all registrations, filings and notices with or to controlling Governmental Authority, as may be required for Seller to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement

(b) Seller shall obtain, at its expense, all such waivers, consents or approvals from third parties, including, where applicable, stockholder consents, and to give all such notices to third parties, as are required by this Agreement

ARTICLE VI
PRE-CLOSING OBLIGATIONS OF BUYER; SELLER CONFIDENTIALITY OBLIGATIONS

6 1 Buyer's Confidentiality Obligation Buyer agrees that information provided by Seller to Buyer and its affiliates and its or their lenders, and their respective officers, directors, employees, attorneys, accountants, engineers, agents, consultants, counsel and other representatives (collectively, "**Buyer's Representatives**") in connection with this Agreement: (a) will be used only by Buyer and Buyer's Representatives, and only for Buyer's investigation of the Assets; (b) will be held in strict confidence; (c) will not be used for any commercial purpose other than what is contemplated hereunder; and (d) will not, except as permitted hereunder, be provided to any third party Buyer shall use at least the same degree of care that Buyer uses in protecting its own proprietary materials of a like kind The foregoing obligation on Buyer shall terminate on the earlier to occur of: (i) said information hereinafter entering the public domain (but not as a result of an unauthorized disclosure made directly or indirectly by Buyer); (ii) when Buyer, in its good faith opinion, is required by law or applicable stock exchange regulation to disclose the information or data in question; or (iii) when the information is or was independently acquired or developed by Buyer not in violation of its confidentiality obligations hereunder Moreover, with respect to any such information that comprises a component of the Assets or is reasonably necessary for the use and commercial exploitation of the Assets, Buyer's confidentiality obligation hereunder shall terminate upon the Closing Buyer shall reimburse, indemnify and hold harmless Seller, its affiliates, their respective officers, directors, employees, attorneys, accountants, engineers, agents, consultants, counsel and other representatives from any damage, loss or expense incurred as a result of the use of the confidential information provided in connection with this Agreement, unless such damage, loss or expense arises from the gross negligence of Seller, its affiliates, their respective officers, directors, employees, attorneys, accountants, engineers, agents, consultants, counsel and other representatives Buyer's obligations under this Section 6 1 shall survive Closing The Parties acknowledge that the confidentiality provisions of this Agreement shall not apply to any disclosure required of, or reporting requirement applicable to, Buyer under the Securities and Exchange Act of 1934 or any other statutory reporting requirements of any Governmental Authority.

6 2 Third Party Notices and Consents

(a) Buyer shall obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from controlling Governmental Authority, and effect all registrations, filings and notices with or to controlling Governmental Authority, as may be required for Buyer to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement

(b) Buyer shall obtain, at its expense, all such waivers, consents or approvals from third parties, including, where applicable, stockholder consents, and to give all such notices to third parties, as are required by this Agreement

6.3 Seller's Confidentiality Obligations

(a) Seller agrees to hold all information that is communicated to it, or to which it is otherwise provided access, by Buyer or its employees or representatives by reason of, relating to or arising in connection with the transactions contemplated by this Agreement, whether written or oral, and whether received prior to or at any time subsequent to the Effective Date, including without limitation all information related to the Corporate Transactions ("**Confidential Information**"), in strict confidence, and to not disclose, distribute or disseminate the Confidential Information or documents or information derived therefrom in any way to any third party, except its respective employees, agents, consultants and independent contractors having a specific need to know in performance of their work for Seller in connection with such transactions and who have been informed of Seller's obligations under this Agreement and have agreed to be bound thereby (collectively, "**Representatives**") Seller hereby assumes responsibility for compliance with, and any breach of, this Agreement by its Representatives or any other person obtaining Confidential Information as a result of the actions or relationships of the Seller Seller shall take steps no less rigorous than those it takes to protect its own proprietary information, but in any event no less than commercially reasonable means, to prevent the disclosure and to protect the confidentiality of the Confidential Information

(b) Seller hereby acknowledges that it is aware (and that its Representatives who are apprised of this matter have been or will be advised) that the United States securities laws contain restrictions that limit the ability of persons with material nonpublic information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities Seller further acknowledges that some of the Confidential Information is, at the time of its disclosure to it or its Representatives, material nonpublic information within the meaning of Regulation FD issued by the Securities and Exchange Commission, and that Seller expressly agrees to maintain the Confidential Information in confidence within the meaning of Section 100(b)(2)(ii) of such Regulation

(c) Notwithstanding the foregoing, Confidential Information shall not include information which is (i) known or in the possession of Seller or its Representatives prior to disclosure by Buyer, (ii) independently developed by Seller or any of its Representatives or affiliates without access to any Confidential Information, (iii) is publicly known or becomes publicly known through no unauthorized act of Seller or its Representatives, or (iv) disclosed to Seller by a third party not in violation of any obligations of confidentiality to Buyer In addition, Seller shall not be in breach of this Agreement if it discloses Confidential Information that is, on the written advice of Seller's counsel, required to be disclosed pursuant to a binding legal requirement of a governmental agency or law, or subject to a motion or other proceeding before an agency or court seeking that it be disclosed; provided, that Seller provides Buyer with prompt written notice of such requirement prior to any such disclosure in order to provide Buyer an opportunity to seek an appropriate protective order If in the absence of a protective order or other relief, Seller is nonetheless compelled to disclose Confidential Information, by a court or governmental body having the apparent authority to order such disclosure, then Seller may disclose the Confidential Information without liability hereunder

ARTICLE VII
SELLER'S CONDITIONS OF CLOSING

Seller's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

7 1 Representations and Warranties The representations and warranties of Buyer contained in Section 4 2 shall be true and correct in all material respects on the date of Closing as though made on and as of that date

7 2 Performance Buyer shall have performed in all material respects the obligations covenants and agreements required hereunder to be performed by it at or prior to the Closing

7 3 Officer's Certificate Buyer shall have delivered to Seller a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Buyer that the conditions set forth in Sections 7 1 and 7 2, above, have been fulfilled (**"Buyer's Closing Certificate"**)

If any such condition on the obligations of Seller to close under this Agreement is not met, or in the event the Closing does not occur on or before the end of the Term, in either case for any reason other than a breach by Seller of its obligations, covenants, agreements, warranties or representations under this Agreement, then Seller, as its sole and exclusive remedy, shall be entitled to (i) retain all monies paid to Seller under this Agreement, as well as any funds remaining in the Escrow Account, and (ii) retain any Shares or Warrants issued by Buyer to Seller

ARTICLE VIII
BUYER'S CONDITIONS TO CLOSING

Provided that Buyer shall exercise the Option, then the following conditions shall exist at the time of Closing

8 1 Representations and Warranties The representations and warranties of Seller contained in Section 4 1 shall be true and correct in all material respects on the date of Closing as though made on and as of that date

8 2 Performance Seller shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing

8 3 Officer's Certificate Seller shall have delivered to Buyer a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Seller that the conditions set forth in Section 8 1 above has been fulfilled (**"Seller's Closing Certificate"**)

If any of the conditions set forth above is not met as of the time and date of Closing, or in the event the Closing does not occur on or before the time and date of Closing, for any reason that is not within Seller's reasonable control acting in good faith, then Buyer, as its sole and exclusive remedy, shall be entitled to damages from Seller in an amount equal to the sum of all payments made by Buyer to Seller or Escrow Agent under this Agreement and otherwise expended by Buyer in connection with this Agreement, and, in addition, Seller shall immediately forfeit and return to the Buyer all unsold Shares issued to Seller hereunder as well as all proceeds received by Seller resulting from the sale of the Shares issued to Seller hereunder, and all Warrants shall immediately terminate; but if any of the conditions set forth above is not met as of the date of Closing, or in the event the Closing does not occur on or before the date of Closing, for any reason that is within Seller's reasonable control acting in good faith, then Buyer, in addition to the

remedies set forth above, shall be entitled to all other remedies available at law or in equity, including, without limitation, the exercise of specific performance

ARTICLE IX
CLOSING

9.1 Closing Date The consummation and closing of the purchase and sale of the Assets contemplated by this Agreement (the "**Closing**") shall take place in Carson City, Nevada at the time and on the date specified by Buyer on the Notice of Exercise, which, as provided for herein, must occur during the Term The date on which the Closing occurs is referred to in this Agreement as the "**Closing Date**"

9.2 Deliveries by Seller at the Closing At Closing, Seller shall deliver to Buyer the following:

(a) such good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Assets;

(b) all necessary third party consents; and

(c) Seller's Closing Certificate

9.3 Deliveries by Buyer at the Closing At Closing, Buyer shall deliver to Seller the following:

(a) all necessary third party consents;

(b) Buyer's Closing Certificate; and

(c) the $100,000 USD component of the Purchase Price

ARTICLE X
INDEMNIFICATION

10.1 Indemnification by Buyer Except as expressly otherwise provided herein, Buyer shall indemnify Seller in respect of, and hold Seller harmless against, any and all damages incurred or suffered by Seller resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Buyer contained in this Agreement

10.2 Indemnification by Seller Except as expressly otherwise provided herein, Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all damages incurred or suffered by Buyer resulting from, relating to or constituting any Seller misrepresentation contained herein, or breach of warranty or failure to perform a covenant of Seller that is contained in this Agreement

ARTICLE XI
MISCELLANEOUS

11.1 Notices Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail,

return receipt requested, postage prepaid Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Alvaro Vollmers, President
Oreon Rental Corporation
4900 California Ave. Tower B-210
Bakersfield, CA 933009
Fax: (661) 377-1898
Telephone: (661) 377-2911

If to Seller, to:

Patrick A Fagen, Manager
Desert Discoveries, LLC
c/o Rutledge Law Center Ltd
318 North Carson Street, Suite 103
Carson City. Nevada 89701
Fax: (775) 885-7018
Telephone: (775) 885-7005

11 2 Survival of Warranties All representations and warranties made herein by Buyer or Seller shall survive the Closing and the delivery of any documents transferring and conveying the Assets to Buyer

11 3 Buyer's Right to Exclusivity During the Term, Seller shall not, whether on a contingent basis or otherwise, solicit, entertain, commit or enter into an agreement with any third party for an acquisition of any right, title or interest in or to the Assets

11 4 Amendments and Waivers

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective

(b) No failure or delay by either Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege

(c) To the maximum extent permitted by law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand

11 5 Expenses Except as expressly provided for herein, each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties

11 6 Successors and Assigns This Agreement, including the rights and obligations granted hereunder, may not be assigned or transferred by either Party hereto or to or buy any third party (including by court

order, operation of law, merger, statute, regulation, ordinance or otherwise, without the prior written consent of the other Party

117 Governing Law This Agreement and exhibits hereto shall be governed by and interpreted and enforced in accordance with the laws of Nevada, without giving effect to any choice of law or conflict of laws rules or provisions (whether of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Nevada

11 8 Consent to Jurisdiction Each Party hereby irrevocably submits to the exclusive jurisdiction of (a) Nevada and (b) any state court located in Carson City, Nevada, for the purposes of any action arising out of this Agreement or any transaction contemplated by this Agreement

11 9 Counterparts This Agreement may be executed in any number of counterparts, and either Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party The Parties agree that the delivery of this Agreement, and the delivery of any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service

11 10 Entire Agreement This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the Parties hereto with respect to the terms of Buyer's purchase of the Assets All recitals hereto and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement through incorporation by reference Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement

11.11 Captions All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement

11 12 Severability Any provision of this Agreement which is invalid or unenforceable by a cost of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction

11 13 Time of Essence Except if specifically noted, time is of the essence and all periods referring days shall be measured in calendar days If the last day in the given period falls on a weekend or legal holiday, then the last day thereof shall be the next business day thereafter

11 14 Right of First Refusal After the Closing Date, subject to the terms and conditions set forth in this Section 11 14, Seller shall have the right to participate in any and every future share offering, regardless of class, in Buyer at the greater of one US cent ($0 01) or the actual then offering price of such shares to the extent required to maintain Seller's ownership interest percentage in Buyer on the Closing Date If Buyer proposes to make such a future offering of shares or securities convertible into shares of Common Stock (the "**Offered Securities**"), it shall notify Seller in writing (the "**Corporation Offering Notice**") and shall specify all material terms of the proposed issuance and sale of the Offered Securities, including, without limitation, the kind, offering price and number of Offered Securities proposed to be issued and sold by Buyer The Corporation Offering Notice shall constitute an offer (the "**Corporation Offer**") to sell to Seller its "Pro Rata Share" (as defined below) of the Offered Securities described therein, upon the

terms and conditions described below Seller shall have ten (10) days after its receipt of the Corporation Offering Notice to accept, in whole or in part, the Corporation Offer set forth therein Seller shall accept the Corporation Offer by delivering to Buyer, on or before the end of such 10-day period, a written notice of acceptance setting forth such portion of Seller's Pro Rata Share of the Offered Securities that Seller elects to purchase (the "**Notice of Acceptance**") The Notice of Acceptance shall be irrevocable If the Notice of Acceptance is not timely given by Seller in respect of all the Offered Securities offered to Seller, then Buyer shall have ninety (90) days from the expiration of the above-referenced 10-day period to sell any part of such securities as to which a Notice of Acceptance has not been timely given by Seller to any other person or persons, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other person or persons or less favorable to Buyer than those set forth in the Corporation Offer Notwithstanding the foregoing, the rights of first refusal described in this Section 11 14 shall not apply to the following securities: (i) securities issued as a stock dividend or upon any subdivision or combination of shares of securities; (ii) securities issued in exchange for the securities of another corporation or in connection with the bona fide acquisition of another corporation by Buyer by merger or purchase of substantially all of the assets; (iii) securities issuable under stock options or any other "Stock Equivalents" (as defined below) that are currently outstanding; and (iv) any options or shares of securities that may be granted under any employee stock option plan adopted by Buyer (as it may be amended from time to time) For purposes of this Section 11 14, "**Pro Rata Share**" shall mean, as to any stockholder of Buyer, the ratio between the number of outstanding shares of Common Stock owned by such stockholder and the aggregate number of outstanding shares owned by all stockholders, all of which shall be computed on a fully diluted basis; accordingly, any Stock Equivalents that are held by a stockholder of Buyer shall be deemed to have been exercised, converted and/or exchanged into the underlying shares of securities as of the time when any calculation of Pro Rata Share is to be made For purposes of this Section 11 14, "**Stock Equivalents**" shall mean instruments that are convertible into the shares of Buyer or any option, warrant or other security exercisable for, or debenture, note, preferred stock or other security convertible into shares of Buyer

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written

OREON RENTAL CORPORATION

By: ____________________
Name: ALVARO VOLLMERS
Title: PRESIDENT

DESERT DISCOVERIES, LLC

By: ____________________
Name: ____________________
Title: ____________________

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written

OREON RENTAL CORPORATION

By: ______________________

Name: ______________________

Title: ______________________

DESERT DISCOVERIES, LLC

By: ______________________

Name: Patrick A. Fagen

Title: Manager

EXHIBIT A

(Description of Assets and Seller's rights therein)

Lease (BLM Lease Serial Number):	Property Description:	Gross Acres:	Working Interest:	Net Revenue Interest:
1. NVN086972	T: 12N, R: 35E, Meridian: MDM, State: NV, County: Nye Sec. 1, Lots 1-4, S2N2, S2; Sec. 2, Lots 1-4, S2N2, S2, Sec. 3, Lots 1-4, S2N2, S2, Sec. 4, Lots 1-4, S2N2, S2.	2,557.28	75%	63.375%
2. NVN085029	T: 06N, R: 37 ½ E, Meridian: MD, State: NV, County: Esmeralda & Mineral Sec. 007, PROT ALL, Sec. 008, PROT ALL, Sec. 009, PROT ALL.	1,596.00	75%	63.375%
3. NVN084761	T: 0050N, R: 0380E, Meridian: MDM, State: NV, County: Esmeralda Sec. 005, PROT ALL, Sec. 006, PROT ALL, Sec. 007, PROT ALL, Sec. 008, PROT ALL.	2,547.00	75%	63.375%
4. NVN083825	T: 0050N, R: 38E, Meridian: 21 MDM, State: NV, County: Esmeralda Sec. 30, PROT ALL.	640.00	75%	63.375%
5. NVN084762	T: 0050N, R: 0380E, Meridian: MDM, State: NV, County: Esmeralda Sec. 017, PROT ALL, Sec. 018, PROT ALL, Sec. 019, PROT ALL, Sec. 020, PROT ALL.	2,537.00	75%	63.375%

EXHIBIT 1 2(a)

NOTICE OF EXERCISE

TO: Desert Discoveries, LLC

1 The undersigned, Oreon Rental Corporation hereby elects to exercise the Option to purchase Assets as provided in the Option Agreement dated effective as of May 11, 2010 (the "**Option Agreement**") between Oreon Rental Corporation, as Buyer, and Desert Discoveries, LLC, as Seller The Closing of the Assets' purchase provided for in the Option Agreement shall take place on _________, 201_ at which time, Oreon Rental Corporation shall, *inter alia*, pay the Purchase Price

2 All capitalized terms used herein shall have the meanings given to them in the Option Agreement

Dated: ___________________, 20___

OREON RENTAL CORPORATION

By: ___________________________
Name: _________________________
Title: __________________________

EXHIBIT 1 2(c)

Part One Work Plan

The parties recognize and acknowledge that oil exploration, particularly drilling and its associated expenses, are both capital and time intensive The parties further recognize and acknowledge that, due to the payment schedule mandated by this Agreement, significant exploratory work, particularly on the land subject to the Gabbs Lease, will not be feasible or reasonable unless and until the funds provided for in Sections 1 2(a)(iii), (iv), and (v) have been paid to Seller as contemplated herein The foregoing facts acknowledged, the Part One Work Plan contemplates an aggregated expenditure of $600,000 USD during the year after the date of this Agreement The Part One Work Plan allocates for the expenditure of this money accordingly:

$135,000 USD to be spent on geological and/or exploratory work necessary for the development of the oil and gas resources underlying the Kibby Flats Leases and/or the potential acquisition of nearby land parcels in fee and/or leasehold;

$390,000 USD to be spent (subject to successful compliance with all applicable laws and regulations, filing of all necessary applications, and receipt of all requisite third-party approvals) for acquisition costs including the posting of a reclamation bond, and the subsequent testing of the existing abandoned well located on the property underlying the Gabbs lease If rights to said well cannot for any reason be acquired, then, the $390,000 will be spent on geological and/or exploratory work to develop the oil and gas resources underlying either the Gabbs Lease or Kibby Flats Leases — and/or the potential acquisition of nearby land parcels in fee and/or leasehold

$15,000 USD to be spent for BLM Rental payments required under the Gabbs Lease and Kibby Flats Leases to maintain same in good standing

$60,000 USD ($5,000 per month for one year) to retain on an independent contractor basis an individual agreed upon by High Sierra, Fagen and Buyer to coordinate and oversee work performed under the Part One Work Plan

It is expressly understood and agreed that all of Seller's interest in any wells as may be drilled on either the Gabbs and the Kibby Flats leases (as described above) or nearby land parcels as may be acquired in fee and/or leasehold (as described above) shall be and become part of the Assets to be transferred and conveyed to Buyer at Closing Furthermore, it is expressly understood and agreed that all of Seller's interest, if any, as well as all liabilities, including but not limited to, reclamation bonds and costs, that may arise in the existing abandoned well located on the property underlying the Gabbs lease (including any improvements thereto and any personal property associated therewith) shall be and become part of the Assets to be transferred and conveyed to Buyer at Closing

Any portion of the funds held in the Escrow Account but not expensed prior to Closing shall remain in the Escrow Account and be allocated towards one of the above uses as deemed appropriate by the Operator

High Sierra Exploration, LLC and Nancy Fagen (and their successors or assigns) will be not be required to pay any share or amounts towards the Part One Work Plan expenditures until the funds provided for in Sections 1 2(a)(iii), (iv), and (v) of the Agreement have been paid to Seller via the Escrow Account and expended accordingly

Unless the abandoned well on the Nancy Fagen lease is able to be re-entered pursuant to yet-to-be-determined regulatory permits, engineering feasibility studies, and prudent business practices, that the

sums envisioned to be provided by Buyer for development of either or both of the Kibby Flats and Gabbs properties shall limit field efforts to geological testing and survey work Should a new, "from scratch" well be drilled on either property, new funds will need to be raised in amounts commensurate with such an effort

The parties acknowledge and agree that the JOA will be representative of the above terms and all money paid towards the Part One Work Plan prior to the completion of the JOA will be allocated accordingly

EXHIBIT 1.2(d)

General Terms of
Joint Operator Agreement

Parties.	Nancy Fagen ("Fagen") and High Sierra Exploration, LLC ("High Sierra"), on the one hand, as to their collective retained 25% working interest in and to the Gabbs Leases and Kibby Flats Leases, respectively, and Buyer, on the other hand, as to its potentially, to-be-acquired 75% working interest in and to said leases
Operator:	To be selected by the unanimous approval of Buyer, High Sierra and Fagen, the three Joint Operator Agreement signatories
Expenses:	After Closing, High Sierra, Fagen and Buyer shall pay and be respectively responsible for all Asset-related expenses according to the working interest held by each in the Asset
Transferability:	Should Buyer, High Sierra or Fagen ever desire to transfer their respective rights, title and interest in and/or to the Asset, the other joint operators shall have the exclusive right of first refusal and last negotiation to acquire same in equal portions